Capricor and Nile Therapeutics Complete Merger to Form Capricor Therapeutics, Inc.

Common Stock to Begin Trading under Symbol NLTXD

Capricor to Present at Piper Jaffray 25th Annual Healthcare Conference

LOS ANGELES and SAN MATEO, Calif., November 21, 2013 -- Capricor, Inc. and Nile Therapeutics, Inc. (NLTX) today announced the completion of the previously announced merger pursuant to which, among other things, Capricor has become a wholly-owned subsidiary of Nile in an all-stock transaction. Common stock in the combined company, Capricor Therapeutics, Inc., will begin trading today on the OTC Markets under the symbol “NLTXD.” The stock will begin trading under the symbol “CAPR” starting December 20, 2013.

The stockholders of Capricor approved the merger. At a special meeting of the Nile stockholders held on November 12, 2013, the Nile stockholders approved certain amendments to the Nile charter in connection with the merger. The Nile charter amendments provide for (i) a 1-for-50 reverse split of the outstanding common stock of Nile, (ii) a name change from “Nile Therapeutics, Inc.” to “Capricor Therapeutics, Inc.,” and (iii) a reduction in the authorized number of shares of the Nile common stock. Each of the foregoing charter amendments became effective upon the filing of the amended charter on November 20, 2013.

After giving effect to the merger and the reverse stock split, the Capricor stockholders received approximately 2.1 shares of the common stock of Capricor Therapeutics for each share of Capricor common stock held prior to the effective time of the merger. As a result of the merger, former Capricor stockholders own approximately 90% of the outstanding shares of Capricor Therapeutics, and Nile stockholders own approximately 10%, calculated in each case on a fully diluted basis assuming the issuance of shares underlying options and warrants.

Headquartered in Los Angeles, California, Capricor Therapeutics will operate under the leadership of the former Capricor management team with Linda Marbán, Ph.D., serving as Chief Executive Officer and Frank Litvack, M.D., serving as executive Chairman of the Board. The newly comprised Board of Capricor Therapeutics includes seven representatives from the former Capricor board and two representatives from the former Nile board.

“With the closing of this merger, we have formed a diversified heart failure biotechnology company with two clinical-stage assets, both of which have completed successful Phase I studies,” said Dr. Marbán. “Capricor’s lead cardiac-derived stem cell therapeutic, CAP-1002, which is currently being evaluated in the ALLSTAR clinical trial, is now complemented by Cenderitide, a dual receptor agonist natriuretic peptide intended to treat patients with advanced heart failure.”

Subject to regulatory approvals, Capricor plans to initiate Phase II of its ALLSTAR clinical trial with its lead candidate CAP-1002 in early 2014. Phase I of ALLSTAR was funded in part by the National Institutes of Health and Phase II is being funded in part through the support of the California Institute For Regenerative Medicine.

Capricor Therapeutics also announced that it is scheduled to present at the Piper Jaffray 25th Annual Healthcare Conference on Wednesday, December 4th at 1:30 PM EST at The New York Palace Hotel in New York City. A webcast of the presentation will be available on the Investor Relations section of the Company’s website at www.capricor.com.

Dr. Marbán stated, “This is a very exciting time for us and I look forward to debuting Capricor Therapeutics at the Piper Jaffray conference next month.”

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

About CAP-1002

CAP-1002, Capricor’s lead product candidate, is a proprietary allogeneic adult stem cell therapy for the treatment of heart damage. The product is derived from donor heart tissue. The cells are expanded in the laboratory using a specialized process and then introduced directly into a patient’s heart via infusion into a coronary artery using standard cardiac catheterization techniques.

CAP-1002 is currently not an approved product and is strictly for investigational purposes.

About Cenderitide

Cenderitide, a novel chimeric natriuretic peptide, is a first-in-class dual guanylyl cyclase receptor activator. Chronic dual receptor activation using a continuous subcutaneous infusion of Cenderitide is being studied to test whether its combination of tissue protective, renal protective and cardiac unloading effects will help stabilize the patient’s heart and kidney function, preventing the worsening of heart failure symptoms and re-admissions to the hospital. Cenderitide is under clinical development to treat heart failure patients during the post-acute heart failure (P-AHF) period, which is the 90-day period immediately after discharge from a hospitalization for acute decompensated heart failure. The P-AHF period is often associated with a worsening of heart failure symptoms or renal function and rates of re-admission and mortality can be as high as 40%.

Cenderitide is currently not an approved product and is strictly for investigational purposes.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the transaction between Nile and Capricor; the combined company’s cash; the potential value created by the merger for Nile’s and Capricor’s stockholders; the potential of the combined companies’ technology platform, pipeline products in development, business development and commercialization opportunities and financial foundation; the combined company’s management and board of directors; the efficacy, safety, and intended utilization of Capricor’s and Nile’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Nile’s or Capricor’s management teams’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "plans," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on June 21, 2013, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission on August 14, 2013, and in our Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on October 10, 2013. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact

David DeMartino

Capricor Therapeutics, Inc.

Investor Relations

+1-310-358-3200

ddemartino@capricor.com